EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firms
We consent to the reference to our firms under the caption “Experts” and to the use of our report dated April 4, 2008, with respect to the consolidated financial statements of Gaz de France S.A. as of and for each of the three years in the period ended December 31, 2007 in the Registration Statement of Gaz de France filed on Form F-4 with the Securities and Exchange Commission in connection with the proposed merger of Suez with and into Gaz de France.
Paris, France
June 11, 2008
/s/ Ernst & Young Audit and Mazars & Guérard